Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zynerba Pharmaceuticals, Inc.:

We consent to the use of our report dated March 27, 2017, with respect to the consolidated balance sheets of Zynerba Pharmaceuticals, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, redeemable convertible preferred stock, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, PA
March 27, 2017